Exhibit 10.1

TEMPLE-INLAND INC.
NONQUALIFIED STOCK OPTION AGREEMENT

EMPLOYEE:
DATE OF GRANT:
EXPIRATION DATE:
NUMBER OF SHARES:
EXERCISE PRICE PER SHARE:
EXERCISE SCHEDULE
DATE EXERCISABLE:	NUMBER OF SHARES:

This Agreement is entered into between TEMPLE-INLAND INC., a Delaware corporation ("Temple-Inland") and the Employee named above, and is an integral and inseparable term of Employee’s employment as a salaried employee of Temple-Inland or one of its Affiliates.  In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, Temple-Inland and the Employee hereby agree as follows:

1.
Grant of Option.  Pursuant to, and subject to the terms and conditions set forth in the Plan, Temple-Inland hereby irrevocably grants to the Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the option to purchase all or any part of the above stated number of shares of the Common Stock at the above stated price on the terms and conditions herein set forth (the “Option”).  The Option is a Nonstatutory Stock Option and is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

2.
Governing Documents.  This Agreement and the award hereunder is subject to all the restrictions, terms and provisions of the Temple-Inland Inc. 2010 Incentive Plan (the “Plan”) and of the Temple-Inland Inc. Stock Option Terms and Conditions dated __________ (the “Terms and Conditions”; and together with the Plan, the "Plan Documents") which are herein incorporated by reference and to the terms of which the Employee hereby agrees.  Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan Documents.

3.
Exercise of Option.  The Option shall become exercisable in installments on and after each “Date Exercisable” as stated above.  The Option may be exercised in whole, at any time, or in part, from time to time, as to all or any of the shares as to which the Option is then exercisable under the Option (provided that the Option may not be exercised as to less than the lesser of 100 shares or the number of shares as to which the Option is then exercisable).  The term of the Option shall commence on the Date of Grant and shall expire on the Expiration Date stated above or such earlier date as is prescribed in the Plan Documents.  Except as otherwise provided in the Plan Documents, the Option shall not be exercisable unless the Employee shall, at the time of exercise, be an employee of Temple-Inland or one of its Affiliates.  The Option may be exercised only upon notice to Temple-Inland and payment of the Exercise Price and tax withholding in the manner set forth in the Plan Documents.

4.
No Stockholder Rights.  The Employee shall have none of the rights of a stockholder with respect to the shares of Common Stock subject to the Option until such shares shall have been transferred to the Employee upon the exercise of the Option.

5.
Arbitration.  The Employee and Temple-Inland agree that this Agreement arises out of, and is inseparable from, the Employee’s employment with Temple-Inland or any of its Affiliates.  The Employee and Temple-Inland further agree to final and binding arbitration as the exclusive forum for resolution of any dispute of any nature whatsoever, whether initiated by the Employee or Temple-Inland, arising out of, related to, or connected with Employee’s employment with, or termination by, Temple-Inland or any of its Affiliates.  This includes, without limitation, any dispute arising out of the application, interpretation, enforcement, or claimed breach of this Agreement.  The only exceptions to the scope of this arbitration provision are claims arising under any written agreement between the Employee and Temple-Inland or its Affiliate that expressly provides that such claims are not subject to binding arbitration.  Arbitration under this provision shall be conducted under the employment dispute rules and procedures of either the American Arbitration Association or of JAMS/Endispute, according to the preference of the party initiating such arbitration.  Appeal from, or confirmation of, any arbitration award under this paragraph may be made to any court of competent jurisdiction under standards applicable to appeal or confirmation of arbitration awards under the Federal Arbitration Act.  This arbitration provision and related proceedings shall be subject to and governed by the Federal Arbitration Act.

6.
Stockholder Approval.  The Option granted hereby is granted subject to approval of the Plan at Temple-Inland’s first annual stockholders meeting following the date of this Agreement, and if the Plan is not so approved by Temple-Inland’s stockholders at such stockholders meeting, the Option shall be immediately cancelled and shall be void ab initio.

7.
Recoupment of Unearned Compensation.  To the extent that the amount of any annual or long term incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a restatement of the Company’s financial statements, the Board in its sole discretion may require Employee to repay, and the Employee agrees to repay at the Board’s request, the excess of (i) any annual or long term incentive compensation that was paid to Employee on or after January 1, 2010 based on achievement of specified financial results, over (ii) the lower award that would have been paid based upon the restated actual financial results; provided, that the Company will not seek to recover annual or long term incentive compensation paid more than three years prior to the date the applicable restatement is disclosed. In addition to any other remedies the Company may pursue, if the Board determines that Employee’s fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statement(s), Employee agrees to repay at the Board’s request the excess of  (i) any annual or long term incentive compensation that was paid to Employee based on achievement of specified financial results, over (ii) the lower award that would have been paid based upon the restated actual financial results, regardless of how much time has elapsed since the date of such payment, and the Board may in its sole discretion cause the cancellation of Employee’s outstanding long term incentive awards.

8.
Miscellaneous.  The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan.  This Agreement shall be binding upon and inure to the benefit of Temple-Inland and its successors and assigns and shall be binding upon and inure to the benefit of the Employee and his or her legatees, distributees and personal representatives.  Temple-Inland and the Employee agree that the applicable Federal rate that is in effect on the date this Agreement is entered into shall be used for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.  By signing this Agreement, the Employee acknowledges and expressly agrees that the Employee has read the Agreement and the Plan Documents and agrees to their terms.  This Agreement may be executed by Temple-Inland and the Employee by means of electronic or digital signatures, which shall have the same force and effect as manual signatures.  This Agreement shall be governed by and construed in accord with federal law, where applicable, and otherwise with the laws of the State of Texas.

IN WITNESS WHEREOF, Temple-Inland and the Employee have executed this Agreement as of the Date of Grant stated above.

TEMPLE-INLAND INC.
BY:
	Leslie K. O’Neal	Employee
Vice President & Secretary

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